Exhibit 99.1

     VERMONT PURE HOLDINGS ANNOUNCES FISCAL 2005 FOURTH QUARTER AND YEAR-END
                                FINANCIAL RESULTS

    WILLISTON, Vt., Jan. 23 /PRNewswire-FirstCall/ -- Vermont Pure Holdings (Amex: VPS) announced its fourth quarter and year end results for fiscal year 2005 today.
    Sales increased 14% to $59.8 million from $52.5 million in fiscal year 2005. Income from continuing operations was $871,000 in fiscal year 2005 compared to $500,000 in the previous year. Excluding sales from acquisitions, the increase in sales was 7% over 2004. Net income for fiscal year 2005 was also $871,000, or $.04 a share, an increase of $211,000, or 32%, from the previous year. Including income from discontinued operations, net income was $660,000, or $.03 per share in fiscal year 2004.

    Sales for the fourth quarter advanced 15% to $15.8 million from $13.7 million in the previous year. Income from continuing operations and net income increased 14% to $277,000 in the quarter compared to $243,000 for the corresponding period a year ago.

    "We are pleased with the financial improvement from operations in fiscal year 2005. The improvement came in spite of absorbing additional administrative costs related to corporate reorganization, a bank refinancing, and litigation and severance costs which we consider to be one-time costs unique to the period," said Peter Baker, CEO of Vermont Pure Holdings, Ltd.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                                   Twelve Months Ended:          Three Months Ended:
                               ---------------------------   ---------------------------
                                October 31,    October 31,    October 31,    October 31,
(000's $)                          2005           2004           2005           2004
----------------------------   ------------   ------------   ------------   ------------
Sales                          $     59,835   $     52,473   $     15,810   $     13,738
Income from
 continuing operations                  871            500            277            243
Income from
 discontinued operations                  -            160              -              -
Net Income                              871            660            277            243
Add Back:
Interest                              3,365          3,507            828          1,125
Taxes                                   740            468            327             71
Depreciation                          4,802          5,091          1,166          1,338
Amortization                            787            409            209             60
*EBITDA                        $     10,565   $     10,135   $      2,807   $      2,837
Basic net earnings
 per share                     $       0.04   $       0.03   $       0.01   $       0.01
Diluted net earnings
 per share                     $       0.04   $       0.03   $       0.01   $       0.01
Basic Wgt. Avg.
 Shares Out. (000's)                 21,620         21,497         21,673         21,311
Diluted Wgt Avg.
 Shares Out. (000's)                 21,626         21,575         21,679         21,713

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* Earnings Before Interest, Taxes, Depreciation and Amortization

    EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company's senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

    Contact:
     Peter Baker, CEO - 860-945-0661 x3001
     Bruce MacDonald, CFO - 802-860-1126

SOURCE  Vermont Pure Holdings
    -0-                             01/23/2006
    /CONTACT: Peter Baker, CEO, +1-860-945-0661 ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, both of Vermont Pure Holdings/
    /Web site:  http://www.vermontpure.com/